UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 3, 2008

IAC/INTERACTIVECORP

(Exact name of Registrant as specified in charter)

Delaware

0-20570

59-2712887

(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

555 West 18th Street, New York, NY		10011
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (212) 314-7300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 3, 2008, David Rosenblatt and Alexander von Furstenberg were elected to the Board of Directors of IAC/InterActiveCorp (“IAC”).

Mr. Rosenblatt, 40, has served as President, Global Display Advertising, of Google, Inc. since October 2008.  Mr. Rosenblatt joined Google in March 2008 in connection with Google’s acquisition of DoubleClick, Inc., a provider of digital marketing technology and services.  Mr. Rosenblatt joined DoubleClick in 1997 as part of the initial management team, and during his tenure he held several executive positions, including serving as CEO of DoubleClick from July 2005 through March 2008, and as President of DoubleClick from 2000 through July 2005.  Prior to joining DoubleClick, Mr. Rosenblatt spent several years as an investment banker at S.G. Warburg & Co, in Hong Kong, London and New York.  Mr. Rosenblatt graduated Magna Cum Laude from Yale University and the Stanford University Graduate School of Business.

Mr. von Furstenberg, 38, is Founder, Co-Managing Member and Chief Investment Officer of Arrow Capital Management, LLC, a private investment firm focused on global public equities which was established in 2003.  Mr. von Furstenberg is currently a member of the board of directors of W.P. Stewart & Co. Ltd., a Bermuda based asset management firm.  Since 2001 he has acted as Chief Investment Officer of Arrow Investments, Inc., the private investment office which serves his family.  Mr. von Furstenberg also serves as a Partner and Director of Diane von Furstenberg Studio, LP.   In addition to the philanthropic work accomplished through his position as a Director of The Diller - von Furstenberg Family Foundation, Mr. von Furstenberg also serves on the board of directors of Friends of the High Line.  He is a graduate of Brown University.

Diane von Furstenberg has submitted her resignation as a member of the IAC Board of Directors, effective December 3, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IAC/INTERACTIVECORP

	By:	/s/ Gregory R. Blatt
	Name:	Gregory R. Blatt
	Title:	Executive Vice President and
General Counsel

Date: December 5, 2008